Exhibit 99.094- NEWS Mar. 27, 2003


 DataMEG Corp. Announces Scheduled Shareholder Conference Call with CAS Communications, Inc. Director Richard T. Liebhaber

BOSTON, Mar 27, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that they have scheduled a shareholder's conference call for 4:30 p.m. EST on Monday, April 7, 2003.

The conference call is scheduled to occur subsequent to CAS Communications, Inc. (CASCO) Director Richard T. Liebhaber returns from his meeting with one of North America's largest telecommunications companies.

DataMEG Corp. has indicated that information pertaining to accessing the conference call will be available from YES INTERNATIONAL early next week.

The conference call will be mediated by Mr. Rich Kaiser from YES INTERNATIONAL and questions will be fielded and distributed to Mr. Liebhaber within that format.

Mr. Andrew Benson, President DataMEG Corp. stated, "We are pleased to have an opportunity to provide DataMEG Corp. shareholders and the investment community in general with an opportunity to meet with Mr. Liebhaber and discuss the business opportunities he sees for CASCO and DataMEG Corp. moving forward. We believe the conference call will provide everyone with a greater sense of where the Company is today, and where we will be near and long term."

Mr. Liebhaber, recently elected a Director of CAS Communications, Inc. has a broad and varied telecommunications industry carrier that includes important management roles at companies such as IBM(NYSE:IBM - News) , Qwest (NYSE:Q -
News) and MCI (Other OTC:MCWEQ.PK - News). He has served as Board Director and continues to serve as a Board Director for many significant businesses and banking firms.

For further information about this release and the business of DataMEG Corp., contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 1-800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as ``expect,'' ``anticipate,'' ``could,'' "would," "will," and ``may'' and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.